Exhibit 4.15

EXECUTION VERSION

Call Option Agreement

This Call Option Agreement (this “Agreement”) is made on February 16, 2017 in Beijing by and among:

Party A: Beijing Decision Education & Consulting Co., Ltd., with its registered address at Room 312, Block B, 3 Danling Street, Haidian Street, Beijing;

Party B: Beijing Century Friendship Education Investment Co., Ltd., with its registered address at B206, No. 2-202 of Haidian East 3rd Street, Haidian District, Beijing; and

Party C: New Oriental Education & Technology Group Co., Ltd with its registered address at 9/F, No. 6 of Haidianzhong Street, Haidian District, Beijing.

(Party A, Party B and Party C are referred hereinafter individually as a “Party”, collectively the “Parties”.)

The Parties, through negotiations, agree as follows in respect of Party A’s purchase of equity interests of Party C from by Party B and intend to be legally bound hereby:

1. Equity Interests

1.1 Party A shall have the right to request transfer from Party B any or all (subject to Party A’ request) of 100% equity interests of Party C held by Party B (the “Equity Interests”) and Party B shall transfer the Equity Interests to Party A or any third party designated by Party A at the request of Party A, if:

(1) applicable laws and regulations of the PRC permits holding any or all of the Equity Interests by Party A; or

(2) Party A considers it advisable or necessary to make such transfer.

Any and all of the rights granted to Party A under this Agreement are exclusive and irrevocable.

1.2 It is agreed by the Parties that Party A may exercise its call option wholly or partially to acquire any or all of the Equity Interests, the number of which exercise is unlimited.

1.3 It is agreed by the Parties that Party A may designate any third party to be transferred with any or all of the Equity Interests, and Party B may not refuse to transfer any or all of the Equity Interests to such third party.

1.4 Prior to transfer of the Equity Interests to Party A contemplated hereunder and without prior written consent from Party A, Party B may not transfer the Equity Interests.

2. Procedures

2.1 In conjunction with execution of this Agreement, Party B shall enter into an Equity Transfer Agreement in the form attached hereto as Schedule I and place the executed version under the custody of Party B.

2.2 If Party A elects to be transferred with the Equity Interests under Section 1.1, it shall provide Party B with a written notice setting forth the percentage of the Equity Interest and the identity of the transferee in connection with the proposed transfer. Party B and Party C shall provide any and all information and documents necessary for re-registration of the Equity Interest so transferred within seven days upon notice by Party A.

2.3 Other than the notice provided under Section 2.2, Party A’s exercise of the call option to purchase the Equity Interests are subject to no precedent or ancillary conditions or procedures.

3. Transfer Price

3.1 The transfer price of the Equity Interests shall be the minimum amount permitted under the PRC laws and regulation at the time of transfer and, if the Equity Interests are transferred in installments, the transfer price shall be calculated in proportion to the percentage of the Equity Interests so transferred.

3.2 Any tax arising from transfer of the Equity Interests shall be the Parties under applicable laws.

EXECUTION VERSION

4. Schedule

If amendment to the form Equity Transfer Agreement attached hereto as Schedule I is required in connection with transfer of the Equity Interests under then applicable PRC laws and regulations, the amendment shall be made by the Parties in good faith in accordance with the PRC laws and regulations.

The schedule attached hereto is an integral part and has the same effect with remainder of this Agreement.

5. Confidentiality

This Agreement and all of its provisions shall be confidential and may not be disclosed to any third party, other than senior officers, directors, employees, agents and professional consultants to be involved in the transfer, unless any Party is required by law to disclose information in connection with this Agreement to any government agency, the general public or its shareholders, or to file this Agreement with any governmental agency.

This Section 5 shall survive any amendment, termination or cancellation of this Agreement.

6. Breach Liability

If any Party fails to perform any of its obligations under this Agreement, any of the representations or warranties made by it under this Agreement prove to be materially inaccurate or incorrect, such Party shall be deemed to have breached this Agreement and held liable for any and all losses incurred by the other Parties.

7. Force Majeure

In the event that force majeure affects the performance of this Agreement, the party suffering from the force majeure shall immediately notify the other parties by telegraph, facsimile or other electronical forms and provide the written certificate within fifteen (15) working days. Based the impact of the force majeure on the performance of this Agreement, all the parties shall negotiate and decide whether to terminate this Agreement, partly waive the obligations of performance or delay the performance.

8. Miscellaneous

8.1 It is acknowledged by the Parties that execution, performance and interpretation of this Agreement shall be governed by the PRC laws, and Party B may transfer the Equity Interests to Party A or any third party designated by Party A only when it is permitted and to the extent permissible under the PRC laws.

8.2 Any and all disputes arising from performance of this Agreement shall be resolved by negotiations of the Parties and, if the negotiations fail, submitted to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration shall be in Beijing, and the arbitrary award shall be final and conclusive.

8.3 This Agreement shall be effective as of the date on which it is affixed with the corporate seal of each of the Parties.

8.4 This Agreement is in Chinese in three originals, with each Party holding one of them.

(The remainder of this page is intentionally left blank)

EXECUTION VERSION

Party A: Beijing Decision Education & Consulting Co., Ltd.

Seal:	/s/ Beijing Pioneer Technology Co., Ltd.

Party B: Beijing Century Friendship Education Investment Co., Ltd.

Seal:	/s/ Beijing Century Friendship Education Investment Co., Ltd.

Party C: New Oriental Education & Technology Group Co., Ltd

Seal:	/s/ New Oriental Education & Technology Group Co., Ltd

EXECUTION VERSION

Schedule I

Form Equity Interests Transfer Agreement

This Equity Interests Transfer Agreement (this “Agreement”) is made in Beijing by the between Beijing Century Friendship Education Investment Co., Ltd. (the “Transferor”) and [WFOE] (the “Transferee”).

The Parties, through negotiations, agree as follows regarding the transfer of equity interests:

1. The Transferor agrees to transfer to the Transferee, and the Transferee agrees to be transferred from the Transferor, all of the [ ]% equity interests in New Oriental Education & Technology Group Ltd. held by the Transferor.

2. Upon completion of the transfer, the Transferor shall have no right or obligation as a shareholder of New Oriental Education & Technology Group Ltd., and the Transferee shall have the rights and obligations as a shareholder of New Oriental Education & Technology Group Ltd.

3. Any matter not provided herein shall be subject to separate agreement of the Parties in writing.

4. This Agreement shall become effective as of the date of signature hereof by the Parties.

5. This Agreement is in four counterparts, with each Party holding one copy and the remaining to be used for re-registration with industrial and commercial authorities.

Transferor: Beijing by the between Beijing Century Friendship Education Investment Co., Ltd. (seal)	Transferee:

By:	By:

Date:	Date: